Exhibit 99.1
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     FISCHER-WATT GOLD COMPANY (FWGO) ANNOUNCES EXECUTIVE MANAGEMENT CHANGES

Coeur d'Alene  Idaho--August 10, 2005--Fischer-Watt  Gold Company, Inc. ( OTCBB:
FWGO) announces that Mr. George Beattie has retired as the Company's President and Chief Executive Officer. His resignation was accepted at a Board meeting on August 4, 2005 where he was warmly thanked for his years of service to the company. George will continue as a Director of Fischer-Watt Gold.

The Board subsequently appointed Mr. Peter Bojtos, P. Eng. as President, and Chief Executive Officer. Peter, age 56 who is a geologist and Professional Engineer, has been a director, Vice-Chairman and a Vice-President of the Company since 1996 and he will continue at his salary of $50,000 per annum. The Company owes him $289,000 in accrued salary and expenses and $20,000 in a demand note at 5% interest rate.

In addition, Mr. James Seed relinquished his position as Chairman of Fischer-Watt and the Board elected to have the new President take on this additional role. The Board thanked Jim for his contribution as Chairman over many years.

In taking on these appointments Peter Bojtos summarized the immediate main tasks facing the Company. "We are in the process of finalizing our previously announced agreement regarding the development of our La Balsa copper deposit with NeXvu Capital. Additionally we will look to strengthening the Company financially and seek new resource properties and opportunities."

The address of the Company's  operations  office,  previously in Coeur d' Alene,
Idaho has been  changed  to:     2582 Taft Ct.
                               Lakewood CO. 80215

The  Company's telephone number 208 664 6757 remains the same.

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